UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2002

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30733 (Commission File Number)	41-1978822 (I.R.S. Employer Identification No.)

10700 Bren Road West
Minnetonka, MN 55343
(Address of principal executive offices)

(952) 933-4666
(Registrant’s telephone number, including area code)

SIGNATURES
EX-2.1 1st Amend. to Agreement and Plan of Merger
EX-99.1 Press Release issued January 2, 2003

Item 2. Acquisition or Disposition of Assets.

     On December 30, 2002 (the “Effective Time”), American Medical Systems, Inc. (“AMS”), a wholly owned subsidiary of American Medical Systems Holdings, Inc. (“AMS Holdings”), completed the previously announced acquisition of Cryogen, Inc., a California Corporation (“Cryogen”). Pursuant to the Agreement and Plan of Merger, dated as of December 13, 2002, among AMS, Snowball Acquisition Corp., a California corporation and wholly owned subsidiary of AMS (“Merger Subsidiary”), Cryogen and Robert Knarr, as Shareholders’ Representative (the “Merger Agreement”), Merger Subsidiary merged with and into Cryogen, with Cryogen surviving and continuing as a wholly-owned subsidiary of AMS (the “Merger”).

     As a result of the Merger, holders of shares of Cryogen’s common stock and preferred stock which were outstanding as of the Effective Time of the Merger were initially paid cash proceeds in the amount of $40 million, subject to certain adjustments, according to their respective liquidation preferences in Cryogen’s Amended and Restated Articles of Incorporation, which were amended and restated immediately prior to closing. The initial payment to Cryogen shareholders, after all adjustments, was approximately $36.2 million. AMS deposited $3 million of this initial consideration in escrow to be held for eighteen months after closing of the Merger to cover certain contingencies, and the balance was distributed to holders of Cryogen’s Series D, E and F preferred stock. AMS used cash on hand to make the initial payment of $36.2 million.

     In addition to the initial consideration described above, Cryogen’s shareholders will receive an earnout payment equal to three times AMS’ net product revenues attributable to sales of Cryogen’s products over a period of four consecutive AMS fiscal quarters ending three years after closing, less $40 million. If AMS’ net product revenues attributable to sales of Cryogen’s products during any such four-quarter period do not exceed $13.3 million, no earnout payment will be made. The maximum amount of the earnout payment is $110 million. The earnout payment, if any, will be distributed among Cryogen’s shareholders according to the liquidation preferences in Cryogen’s Amended and Restated Articles of Incorporation, subject to certain rights of set-off.

     All of the directors and officers of Cryogen holding a position prior to the closing have resigned and have been replaced by management of AMS.

     On December 16, 2002, AMS issued a press release announcing the Merger. The press release and the Merger Agreement are attached as Exhibit 99.1 and Exhibit 2.1, respectively, to the Current Report on Form 8-K filed by AMS Holdings on December 17, 2002, which is incorporated herein by reference pursuant to General Instruction F to Form 8-K.

     On January 2, 2003, AMS issued a press release announcing the completion of the Merger. This press release and the First Amendment to Agreement and Plan of Merger dated December 18, 2002, are attached hereto as Exhibit 99.1 and Exhibit 2.1, respectively, and incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

     (a)  Financial statements of businesses acquired. AMS Holdings will file financial statements, if any, required by Item 7(a) of Form 8-K within 75 days of December 30, 2002.

     (b)  Pro forma financial information. AMS Holdings will file the pro forma financial information, if any, required by Item 7(b) of Form 8-K within 75 days of December 30, 2002.

     (c)  Exhibits.

Exhibit No.	Description

2.1	First Amendment to Agreement and Plan of Merger, dated as of December 18, 2002, among American Medical Systems, Inc., Snowball Acquisition Corp., Cryogen, Inc. and Robert Knarr

99.1	Press Release of American Medical Systems, Inc. issued January 2, 2003

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC. By: /s/ M. James Call M. James Call Executive Vice President and Chief Financial Officer

Dated: January 3, 2003